NASDAQ: BOKF                                          EXHIBIT 99 (a)



For Further Information Contact:          Stacy Kymes
                                          Investor Relations
                                          BOK Financial Corp.
                                          (918) 588-6542

                                          Danny Boyd
                                          Corporate Communications
                                          BOK Financial Corp.
                                          (918) 588-6348

              BOK Financial Income Up 11 Percent in Second Quarter Annualized Loan Growth Jumps to 21 Percent, First Cash Dividend Paid

     TULSA, Okla. (Tuesday, July 19, 2005) -- Accelerated loan growth and continued increases in non-interest revenue combined to generate earnings growth of 11 percent at BOK Financial Corp. for the second quarter of 2005.

     BOK Financial reported net income of $50.5 million, or 75 cents per diluted share, for the second quarter of 2005 compared with $45.5 million, or 68 cents per diluted share, for the second quarter of 2004. During the quarter, the company paid its first quarterly cash dividend on common shares, of $6.6 million, or 10 cents per share.

     The company's performance featured a $429 million increase in loan balances since March 31, 2005. Outstanding loans totaled $8.5 billion at June 30, 2005. Commercial loans increased $223 million, led by a $104 million increase in loans to the energy sector of the portfolio. Commercial real estate loans grew $193 million, including $65 million in Oklahoma and $32 million in Texas. The acquisition of Valley Commerce Bank in Phoenix, which was completed in the second quarter of 2005, added $70 million of commercial real estate loans.

     "Each of our major markets contributed to loan growth," said President and CEO Stan Lybarger. "We are especially pleased to report a 14 percent annualized growth rate in Oklahoma, our most mature market, and a 22 percent annualized growth rate in Texas. Our efforts in Phoenix are off to a very good start with a 68 percent annualized growth rate for the first quarter of operations in addition to the Valley Commerce acquisition."

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Page 2: BOK Financial Earnings

     Net interest revenue increased $7.3 million, or 7 percent, due to an $886 million increase in average earning assets. Average loans increased $793 million, or 11 percent, and average securities increased $179 million compared with the second quarter of 2004. The growth in average earning assets was funded primarily by a $389 million increase in deposits and a $594 million increase in short-term borrowings.

     Net interest margin was 3.45 percent compared with 3.46 percent in both the second quarter of 2004 and the first quarter of 2005. Net interest margin for the first quarter of 2005 included a 4 basis point benefit from the collection of foregone interest on a non-performing loan and fees related to a large loan transaction. This stability in the net interest margin was achieved despite a highly competitive rate environment and a flattening yield curve. The company's overall interest rate risk management objective is to position the balance sheet to be essentially neutral to changes in interest rates. Additionally, net losses of $1.5 million were recognized during the second quarter on securities and derivatives as part of the interest rate risk management program.

     Fee and commission revenue rose $6.7 million, or 8 percent, compared with the second quarter of 2004. Trust revenue increased $2.3 million or 17 percent. Trust assets totaled $26.0 billion compared with $22.9 billion at June 30, 2004. Service charges on deposit accounts grew $1.4 million, or 6 percent, while transaction card revenue increased $1.2 million, or 7 percent. Other revenue increased $1.7 million due primarily to fees earned on margin funds placed as part of the company's derivatives programs.

     The company recorded a $2.0 million provision for loan losses during the second quarter of 2005 compared with provisions of $4.0 million for the second quarter of 2004 and $2.0 million for the first quarter of 2005. Net charge-offs totaled $2.3 million compared to $4.9 million for the same period last year.

     "Credit quality continues to be exceptionally strong, which is reflected in our loan loss provision," said Lybarger. "Although credit quality is difficult to predict, we do not see any change in this general trend over the next quarter."

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Page 3: BOK Financial Earnings

     Reserves for credit losses, which include the allowance for loan losses and a reserve for credit risk on unfunded loans, were 1.50 percent of outstanding loans and 313 percent of non-performing loans at June 30, 2005. That compared with combined reserves for credit losses of 1.57 percent of outstanding loans and 253 percent of non-performing loans at March 31, 2005. The allowance for loan losses was $109 million at June 30, 2005, or 1.29 percent of outstanding loans, and 269 percent of non-performing loans at June 30, 2005. The allowance for loan losses was 1.35 percent of outstanding loans and 219 percent of non-performing loans at March 31, 2005. Non-performing loans totaled $41 million at June 30, 2005, down $9.3 million since March 31, 2005.

     The company realized gains of $5.9 million on sales of assets during the second quarter of 2005. These gains included $4.7 million from the sale of its interest in an Oklahoma City office building. This gain, net of income taxes, contributed 4 cents to the second quarter's earnings per share. Additionally, a net gain of $1.2 million was recognized on the sale of $118 million of loans from the residential mortgage loan portfolio.

     A provision for impairment of mortgage servicing rights of $7.1 million was recorded during the quarter as mortgage commitment rates decreased 50 basis points. This provision was partially offset by $3.4 million in gains on securities and derivatives the company holds as an economic hedge. The net MSR provision of $3.7 million recognized in the second quarter of 2005 generally offsets a net recovery of MSR provision of $3.5 million recognized in the first quarter of 2005. A net recovery of MSR provision of $752,000 was recorded during the second quarter of 2004.

     Operating expenses, excluding the provision for MSRs, increased 8 percent, or $9.1 million, compared with last year. Personnel costs increased $5.5 million, or 9 percent. Regular compensation expense increased $4.7 million due to a 7 percent increase in average compensation per employee and a 5 percent increase in staffing levels.

     Also during the second quarter, the company issued $150 million of 10-year subordinated debt through its lead banking subsidiary and completed the acquisition of Valley Commerce Bank. Proceeds of the subordinated debt provided additional capital to support future growth of the company and permitted repayment of short-term borrowing. Valley Commerce Bank was acquired on April 6, 2005, for $32 million in cash. The Valley Commerce acquisition added $93 million in loans and $110 million in deposits.

                                     -more-

Page 4: BOK Financial Earnings

     BOK Financial is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. Holdings include Bank of Albuquerque, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A., Colorado State Bank and Trust, N.A., Valley Commerce Bank, N.A., BOSC, Inc., Southwest Trust and the TransFund electronic funds network. Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information, visit our website at www.bokf.com.

     This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corp., the financial services industry and the economy generally. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to, and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and non-traditional competitors, (6) changes in banking regulations, tax laws, prices, levies, and assessments, (7) the impact of technological advances, and (8) trends in customer behavior as well as their ability to repay loans. BOK Financial Corp. and its affiliates undertake no obligation to update, amend, or clarity forward-looking statements, whether as a result of new information, future events or otherwise.